Exhibit 99.1

zSpace Reports Fourth Quarter and Full Year 2025 Financial Results

SAN JOSE, Calif., March 30, 2026 – zSpace, Inc. (NASDAQ: ZSPC) (“zSpace” or the “Company”), a leading provider of augmented and virtual reality (AR/VR) solutions for education, is announcing its financial results for the three and twelve months ended December 31, 2025.

“Our fourth quarter results reflect continued progress against our strategic priorities and our focus on controlling what we can control,” said Paul Kellenberger, CEO of zSpace. “In the quarter, software and services comprised 53% of revenue, a 10ppts increase from a year ago, contributing to gross margin expansion of over 840 basis points. This performance was driven by strong customer renewals, deeper adoption of our software offerings and meaningful customer wins across K-12, CTE and workforce pathways. We expanded our platform capabilities with the launch of zStylus One, and saw continued momentum from districts including Greater Altoona CTC, Bellflower’s Mayfair High School and Atlanta Public Schools, each demonstrating how immersive, AI-enabled learning is strengthening both academic and career-readiness outcomes.”

Mr. Kellenberger continued, “We remain confident in the long-term potential of our business and our ability to execute with discipline, despite persistent macroeconomic and funding uncertainties. We’ve taken structural actions to align the company to the market environment – we’ve strengthened our balance sheet through new capital commitments, refinanced debt facilities, and continued to invest in innovation that positions zSpace for scalable, global growth. As federal education policy and funding mechanisms become more predictable, and as international opportunities normalize, we believe zSpace is well positioned to deliver sustainable value for our customers and shareholders over the long-term.”

Fourth Quarter 2025 Financial Summary vs. Same Year-Ago Period

●	Revenue of $4.8 million vs. $8.5 million
●	Software and services comprised 53% of revenue vs. 43%
●	Gross margin of 49% vs. 41%
●	Net loss of ($7.3) million vs. ($3.6) million
●	Adjusted EBITDA of ($3.7) million vs. ($2.4) million

Full Year 2025 Financial Summary vs. Same Year-Ago Period

●	Revenue of $27.9 million vs. $38.1 million
●	Software and services comprised 49% of revenue vs. 42%
●	Gross margin of 48% vs. 41%
●	Net loss of ($25.4) million vs. ($20.8) million
●	Adjusted EBITDA of ($14.8) million vs. ($9.9) million

Recent Business Highlights

●	On November 18, 2025, zSpace announced the zStylus One, a next-generation AI-enabled stylus featuring patented embedded sensors and machine-learning-powered tracking, eliminating external modules and simplifying AR deployment across the Inspire and Imagine product lines.
●	On December 11, 2025, zSpace completed a strategic restructuring initiative, reducing run-rate operating expenses by more than 30% and strengthening its financial foundation while maintaining focus on delivering innovative AR/VR solutions across STEM and CTE programs.

●	On January 29, 2026, zSpace announced a $3 million strategic investment from Planet One Education, enhancing liquidity, supporting working capital, and establishing a foundation for potential international collaboration to expand STEM and vocational programs in key global markets.
●	On February 17, 2026, zSpace highlighted its expanding footprint across Italy, with new school deployments, educator-led training initiatives, university-level research in workforce safety, and national visibility through a featured demonstration during an official visit by the President of Italy.
●	On March 17, 2026, zSpace announced an additional $4.3 million senior secured convertible note, providing the Company with enhanced working capital, supporting general corporate purposes and enabling partial repayment of existing debt under its ongoing capital structure optimization efforts.
●	On March 18, 2026, Bellflower Unified School District expanded its use of zSpace AR/VR technology at Mayfair High School, opening a 36-station zSpace Inspire lab to support immersive career exploration and CTE-focused instruction.
●	On March 25, 2026, zSpace and Atlanta Public Schools celebrated nearly a decade of impact using immersive AR/VR, showcasing district-wide STEM integration, nationally recognized innovation and expanded career-focused learning supported by 24 zSpace workstations at the Atlanta College and Career Academy.

Fourth Quarter and Full Year 2025 Financial Results

Revenue in the fourth quarter of 2025 was $4.8 million compared to $8.5 million in the fourth quarter of 2024. For the full year 2025, revenue was $27.9 million compared to $38.1 million in 2024. The decreases were driven by a freeze in both orders and shipments during the U.S. Federal Government shutdown.

Gross margins increased 840 basis points to 49% compared to the fourth quarter of 2024. For the full year 2025, gross margin increased 670 basis points to 48% compared to 2024. The increases were driven by improvements in hardware cost profiles and more Company-owned software content.

Annualized Contract Value (“ACV”) of renewable software at December 31, 2025, was $9.9 million, representing a 12% decrease compared to a year ago.

Net Dollar Revenue Retention (NDRR) at December 31, 2025, was 71% for customers with over $50,000 of ACV, compared with the same customers as of December 31, 2024.

Bookings in the fourth quarter of 2025 were $3.4 million, down 21% year-over-year. For the full year 2025, bookings were $26.1 million, down 34% year-over-year. The backlog of unfulfilled orders as of December 31, 2025 was $3.6 million.

Operating expenses, excluding stock-based compensation expense, in the fourth quarter of 2025 were $6.5 million compared to $5.9 million in the fourth quarter of 2024. For the full year 2025, operating expenses, excluding stock-based compensation expense, were $28.3 million compared to $25.5 million in 2024.

Net loss in the fourth quarter of 2025 was ($7.3) million compared to ($3.6) million in the fourth quarter of 2024. For the full year 2025, net loss was ($25.4) million compared to ($20.8) million in 2024.

Balance Sheet

As of December 31, 2025, zSpace had approximately $1.0 million in cash, cash equivalents and restricted cash, compared to $4.9 million in cash, cash equivalents and restricted cash as of December 31, 2024.

Conference Call

zSpace will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT on Monday, March 30, 2026, with the Company’s Chief Executive Officer, Paul Kellenberger, and the Company’s Chief Financial Officer, Erick DeOliveira. A live webcast of the call will be available on the Events and Presentations section of zSpace’s investor relations website.

To access the call by phone, please use this registration link and you will be provided with dial-in details.

To avoid delays, participants are encouraged to dial into the conference call 15 minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time on the Company’s website.

About zSpace

zSpace, Inc. (NASDAQ: ZSPC) delivers innovative augmented and virtual reality (AR/VR) experiences that drive achievement in STEM, CTE, and career readiness programs. Trusted by over 3,500 school districts, technical centers, community colleges, and universities, zSpace enables hands-on "learning by doing" experiences proven to improve engagement and student outcomes. Headquartered in San Jose, California, zSpace holds more than 80 patents, with research published in the Journal of Computer Assisted Learning (2021) validating the impact of 3D virtual reality technologies on student knowledge gains.

Key Metric Definitions

We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. The calculation of the key metrics discussed below may differ significantly from other similarly titled metrics used by other companies, analysts, investors and other industry participants.

We reference bookings in this press release, which is an internal operational measure of the business. Bookings represent customer orders that have hardware, software and service components. Bookings indicate future revenue, which lags based on product shipping date, monthly recognition of certain subscription revenue and service delivery completion.

We reference Annualized Contract Value (ACV) in this press release, which is an internal operational measure of the business. To monitor our ability to retain and grow our customer base for our software we monitor the annualized contract value of active renewable software licenses.

We reference Net Dollar Revenue Retention (NDRR) in this press release, which is an internal operational measure of the business. We calculate our NDRR as of a given period end by starting with the ACV from all customers with contracts of at least $50,000 of ACV as of 12 months prior to such period end (“Prior Period ACV”) and calculating the ACV from these same customers as of the current period end (“Current Period ACV”). Current Period ACV includes any upsells and is net of contraction or attrition over the trailing 12 months but excludes revenue from new customers in the current period. We then divide the total Current Period ACV by the total Prior Period ACV to arrive at our NDRR.

Bookings, ACV, and NDRR are non-GAAP financial measures (U.S. generally accepted accounting principles). These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Management believes that presenting these non-GAAP financial measures provide investors with additional analytical tools which are useful in evaluating our operating results and the ongoing performance of our underlying businesses because they (i) provide meaningful supplemental information regarding financial performance by excluding impact of one-time items and other items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating our financial results. We do not, nor do we suggest that investors, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Forward-Looking Statements

Certain statements contained in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the long-term potential of our business, ability to execute with discipline, our positioning for scalable, global growth and delivering sustainable value for our customers and shareholders. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties related to market conditions and other factors discussed in the "Risk Factors" section of the Company's filings with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Any forward-looking statements contained in this press release speak only as of the date hereof, and zSpace, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

FINANCIAL TABLES – STATEMENTS OF OPERATIONS AND BALANCE SHEETS

	STATEMENTS OF OPERATIONS
	3 Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue	$4,847	$8,535	$27,858	$38,098
Cost of goods sold	2,465	5,063	14,597	22,529
Gross profit	2,382	3,472	13,261	15,569
Gross profit %	49.1%	40.7%	47.6%	40.9%
Operating expenses:
Research and development	1,361	805	5,298	4,893
Selling and marketing	3,942	3,783	16,232	15,915
General and administrative	2,713	1,648	13,872	12,419
Total operating expenses	8,016	6,236	35,402	33,227
Loss from operations	(5,634)	(2,764)	(22,141)	(17,658)
Other (expense) income:
Interest expense	(369)	(580)	(1,478)	(2,815)
Other income, net	42	25	190	43
Loss on extinguishment of debt	—	(307)	—	(359)
Loss on change in fair value of convertible debt	(1,322)	—	(1,945)	—
Loss before income taxes	(7,283)	(3,626)	(25,374)	(20,789)
Income tax expense	2	—	14	34
Net loss	$(7,285)	$(3,626)	$(25,388)	$(20,823)

	BALANCE SHEET
	December 31,
	2025	2024
Selected Balance Sheet Information:
Cash, cash equivalents and restricted cash	$1,021	$4,864
Accounts receivable, net	$1,438	$3,176
Inventory, net	$2,404	$3,238
Total Assets	$7,586	$13,532
Accounts payable & accrued expenses	$7,784	$11,021
Convertible, other debt and accrued interest	$20,079	$13,557
Total liabilities	$30,094	$28,220
Stockholders' deficit	$(22,508)	$(14,688)
Total Liabilities and Stockholders' Deficit	$7,586	$13,532

Contacts

Press Contact:

Amanda Austin

press@zspace.com

408-498-4050

Investor Relations Contact:

Gateway Group
Cody Slach, Greg Robles
949.574.3860
ZSPC@gateway-grp.com